Exhibit 99.1

U.S. Physical Therapy Announces Preliminary Fourth Quarter Financial Results and Reschedules Earnings Release and Conference Call


    HOUSTON--(BUSINESS WIRE)--Feb. 27, 2007--U.S. Physical Therapy, Inc. (NasdaqNM:USPH), a national operator of physical and occupational therapy outpatient clinics, announced preliminary summary financial results for the fourth quarter of 2006 based on preliminary unaudited figures. For the fourth quarter of 2006 the Company's net revenues from continuing operations were $33.9 million as compared to $32.3 million in the fourth quarter of 2005. Net income from continuing operations and in total including discontinued operations were $2.1 million in the fourth quarter of 2006 as compared to $1.8 million from continuing operations and $1.6 million in total in the fourth quarter of 2005. Earnings per share from continuing operations and in total for the fourth quarter of 2006 were $.18 as compared to $.15 from continuing operations and $.14 in total in the comparable 2005 period. The Company opened three clinics, acquired eight clinics and sold one clinic during the recent quarter making the total number of clinics at year end 292.

    The Company said that its earnings release and conference call originally scheduled for this Thursday, March 1st, will be delayed pending completion of the 2006 audit. Management and the Company's auditors are determining the proper accounting treatment and classification within the income statement of minority limited partners' interests in the net earnings of the Company's subsidiary limited partnerships.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 292 outpatient physical and occupational therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups.

    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

    CONTACT: U.S. Physical Therapy, Inc., Houston
             Larry McAfee, Chief Financial Officer, 713-297-7000 or
             Chris Reading, Chief Executive Officer, 713-297-7000